Registration No.  333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PMA CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2217932 (I.R.S. Employer Identification No.)

380 Sentry Parkway Blue Bell, Pennsylvania (Address of Principal Executive Offices)	19422 (Zip Code)

PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan
(Full title of the plan)

Robert L. Pratter, Esq.
Senior Vice President, General Counsel and Secretary
PMA Capital Corporation
380 Sentry Parkway
        Blue Bell, Pennsylvania 19422
(Name and address of agent for service)

                      (610) 397-5435
(Telephone number, including area code, of agent for service)

with a copy to:
Justin P. Klein, Esquire
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
(215) 665-8500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $5.00 per share(3)	2,552,686 shares	$10.74	$27,415,848	$842

(1)
In addition, this Registration Statement also registers such additional shares as may be required to be issued under the 2007 Omnibus Incentive Compensation Plan in the event of a stock dividend, reverse stock split, stock split, reclassification or other significant event.

(2)
Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $10.74 per share, the average of the high and low sales prices of the Class A Common Stock of the Company on The Nasdaq Global Market on June 6, 2007.

(3)
Each share of Class A Common Stock includes a right to purchase Series A Junior Participating Preferred Stock.  Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the Class A Common Stock.

PART I -  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be provided or sent to all persons who are eligible to participate and are granted Class A Common Stock under the PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan as specified by Rule 428 under the Securities Act of 1933, as amended.

PART II -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.    Incorporation of Documents by Reference.

The following documents filed by PMA Capital Corporation with the Securities and Exchange Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)	Current Reports on Form 8-K filed with the SEC on February 28, 2007, March 13, 2007, March 16, 2007, April 26, 2007 and May 15, 2007;

(d)
The description of Class A Common Stock set forth under Item 11 of our Registration Statement on Form 10/A, Amendment No. 3, as filed with the Securities and Exchange Commission on January 6, 1998, as amended by the information set forth in Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and all other amendments and reports filed for the purpose of updating such description; and

(e)
The description of Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on May 5, 2000, including all amendments or reports filed for the purpose of updating such description.

All reports or other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or replaces such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 2.  Description of Securities.

Not applicable.

Item 3.  Interests of Named Experts and Counsel.

Not applicable.

Item 4.  Indemnification of Directors and Officers.

As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law (the “BCL”), which applies to us, our Amended and Restated Bylaws provide for indemnification of directors and officers for all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The right to indemnification provided in our Amended and Restated Bylaws includes the right to have the expenses incurred by such person in defending a civil or criminal action, suit or proceeding paid by the Company in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding may be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified under our Amended and Restated Bylaws or otherwise.  Indemnification under such provisions continues as to a person who has ceased to be a director, officer, employee or agent of the Company and inures to the benefit of his or her heirs, executors and administrators.

We maintain policies of insurance under which we and our directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against us or any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in our or their respective capacities.

Item 5.  Exemption From Registration Claimed.

Not applicable.

Item 6.  Exhibits.

4.1	PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to PMA Capital Corporation’s Proxy Statement dated March 27, 2007).

4.2	Specimen of Class A Common Stock Certificate.*

4.3	Rights Agreement, dated as of May 3, 2000, between PMA Capital Corporation and The Bank of New York, as Rights Agent (incorporated by reference to

Exhibit 1 to PMA Capital Corporation’s Registration Statement on Form 8-A dated May 5, 2000).

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.*

23.1	Consent of Beard Miller Company LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5 to this Registration Statement on Form S-8).*

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to PMA Capital Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

24.2	Power of Attorney.*

___________________________

*           Filed herewith.

Item 7.  Undertakings.

The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 7 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on June 7, 2007.

PMA CAPITAL CORPORATION

By:	/s/ Robert L. Pratter
Robert L. Pratter, Senior Vice
President, General Counsel and Secretary

/s/ Vincent T. Donnelly	President and Chief Executive Officer and a Director
Vincent T. Donnelly	(Principal Executive Officer)

/s/ William E. Hitselberger William E. Hitselberger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Neal C. Schneider*	Non-Executive Chairman of the Board and a Director
Peter S. Burgess*	Director
Patricia A. Drago*	Director
J. Gregory Driscoll*	Director
Charles T. Freeman*	Director
James C. Hellauer*	Director
Richard Lutenski*	Director
James F. Malone III*	Director
John D. Rollins*	Director
Roderic H. Ross*	Director
L. J. Rowell, Jr. *	Director

*By: /s/ Robert L. Pratter
Robert L. Pratter
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	PMA Capital Corporation 2007 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to PMA Capital Corporation’s Proxy Statement dated March 27, 2007).

4.2	Specimen of Class A Common Stock Certificate.*

4.3
Rights Agreement, dated as of May 3, 2000, between PMA Capital Corporation and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 1 to PMA Capital Corporation’s Registration Statement on Form 8-A dated May 5, 2000).

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.*

23.1	Consent of Beard Miller Company LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5 to this Registration Statement on Form S-8).*

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to PMA Capital Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

24.2	Power of Attorney.*

*  Filed herewith.